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[ERNST & YOUNG LETTERHEAD]


EXHIBIT 1 TO FORM 8-K
December 15, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Commonwealth Income and Growth Fund II

Gentlemen:

We have read Item 4 of Form 8-K dated December 15, 2000 of Commonwealth Income and Growth Fund II and are in agreement with the statements contained in the second sentence of the first paragraph and the entire second paragraph on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                      /s/ Ernst & Young LLP